May 11, 2016

Contact:    Thomas B. Dix III
Chief Financial Officer
(757) 217-1000

Hampton Roads Bankshares Announces First Quarter 2016 Financial Results

•
Net income available to common shareholders for the quarter ended March 31, 2016 totaled $1.4 million, a 3.5% increase over the comparable period in 2015, despite $1.6 million of merger-related expenses and a $0.7 million increase in provision for income taxes

•	The net interest margin improved to 3.30% in the first quarter of 2016 due to a more profitable asset and liability mix, compared to the same period in 2015

•	Non-performing assets decreased by $5.0 million, or 10.4%, during the quarter to $42.9 million at March 31, 2016, resulting in improvement in the non-performing asset ratio to 2.71%

•	Mortgage banking revenue grew 5.1% year-over-year as favorable market conditions continued to drive mortgage financing demand

•	The proposed merger with Xenith Bankshares, Inc., announced during the quarter, represents an important strategic and financial step forward for the Company

(Virginia Beach, Virginia) Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq: HMPR), the holding company for The Bank of Hampton Roads ("BOHR" or "the Bank"), today announced net income attributable to common shareholders of $1.4 million for the three months ended March 31, 2016 as compared to net income for the three months ended March 31, 2015 of $1.3 million.

“The Company made excellent progress in improving operating results in the first quarter of 2016. Exclusive of merger-related expenses, income before provision for income taxes more than doubled to $3.9 million from $1.9 million in the first quarter of 2015,” said Charles M. Johnston, the Company’s Chairman and Interim Chief Executive Officer. He added, “The recently announced merger with Xenith Bankshares, Inc., in addition to providing important strategic benefits to the Company, is expected to lead to further improvements in operating results as anticipated synergies are achieved. The Company also expects to recognize significant deferred tax benefits after completion of the transaction, expected in the third quarter of 2016.”

Net Interest Income
Interest income earned from average interest-earning assets increased $166 thousand in the quarter ended March 31, 2016, compared to the same period in 2015, predominantly as a result of the Company's decision in 2015 to shift its asset mix more towards loans and away from lower yielding investment securities and overnight funds. Although there was a decline in period-end loan balances between December 31, 2015 and March 31, 2016, the Company's overall strategy is to continue to maximize interest income generated by its various classes of interest earning assets. Interest expense on average interest-bearing liabilities declined $59 thousand in the quarter ended March 31, 2016, compared to the same period in 2015, mainly due to the Company replacing maturing long term FHLB advances with lower cost overnight FHLB funds, offset by strategically offered higher rates on certain deposit products in order to attract additional deposits. Net interest margin was 3.30% and 3.14% for the three months ended March 31, 2016 and March 31, 2015, respectively.

Credit Quality
Management classifies non-performing assets as those loans on which payments have been delinquent 90 days and are still accruing interest, nonaccrual loans, and other real estate owned and repossessed assets. Total non-performing assets were $42.9 million and $47.9 million at March 31, 2016 and December 31, 2015, respectively. Our non-performing assets ratio, defined as the ratio of non-performing assets to gross loans plus loans held for sale plus other real estate owned and repossessed assets, was 2.71% and 2.98% at March 31, 2016 and December 31, 2015, respectively. At March 31, 2016 and December 31, 2015 there were no loans categorized as 90 days or more past due and still accruing interest. Loans in nonaccrual status totaled $34.3 million and $35.5 million at March 31, 2016 and December 31, 2015, respectively. Loans are placed in nonaccrual status when the collection of principal or interest becomes uncertain, part of the balance has been charged off and no restructuring has occurred, or the loans reach 90 days past due, whichever occurs first, unless there are extenuating circumstances. We had $8.7 million and $12.4 million of other real estate owned and repossessed assets at March 31, 2016 and December 31, 2015, respectively. This decline was mainly due to sales of real estate owned outpacing foreclosure and repossession activity during the three months ended March 31, 2016.

The allowance for loan losses was $21.2 million or 1.40% of outstanding loans as of March 31, 2016 compared with $23.2 million or 1.50% of outstanding loans as of December 31, 2015. The allowance for loan losses declined $2.0 million, or 8.4%, during the three months ended March 31, 2016 as a result of charge-offs exceeding recoveries and no corresponding expense recorded attributable to provision for loan losses during the three months ended March 31, 2016. This compares to $600 thousand recorded for the same period in 2015. We did not make any significant changes to our methodology or model for estimating the allowance for loan losses during 2016. Management believes it is likely that it will experience a reduction in recoveries from previously charged off balances and that the Company will need to record a provision for loan losses in future quarters in order to maintain the allowance for loan losses at a prudent level depending upon future loan growth.

Noninterest Income

Noninterest income for the three months ended March 31, 2016 declined $373 thousand or 5.1% compared to the same period in 2015. Noninterest income comprised 27.7% and 29.0% of total revenue during the three months ended March 31, 2016, and March 31, 2015, respectively. We define total revenue as the sum of interest income and noninterest income. Mortgage banking revenue continued to see healthy growth during the first quarter of 2016, as favorable market interest rates continued to drive demand for mortgage financing. There were no sales of investment securities during the first quarter of 2016. The decline in other noninterest income is mainly driven by one-time loan monitoring fees related to the marine financing portfolio that benefited the first quarter of 2015, a decline in rental income related to the sale of other real estate owned and repossessed assets, and a decline in income associated with the Company's interest rate swap program.

Noninterest Expense

Noninterest expense increased by $24 thousand, or 0.1% in the first quarter of 2016, compared to the same quarter in 2015. As the Company's credit and risk profile improves, and legacy legal issues are resolved, professional and consultant fees and FDIC insurance expense have declined. The decline in impairment and gains and losses on sales of other real estate owned and repossessed assets was driven mainly by the year-over-year decline in the size of this asset portfolio and the timing of the Company recording impairments. Additionally, in the first quarter of 2016 the Company incurred merger-related expenses.

Balance Sheet Trends

Assets declined $25.6 million or 1.2% from December 31, 2015. A major contributor to this decline in assets was in loans as paydown activity exceeded new loan originations during the quarter. Loans have declined $20.7 million or 1.3% since December 31, 2015. Most loan categories experienced some level of decline, except for installment loans, which grew $7.7 million or 4.8% as marine financing saw healthy growth in new loan originations. Deposits declined $20.9 million or 1.2% from December 31, 2015. The majority of this decline was in time deposits, driven mainly by the maturing of a portion of our national certificates of deposit. We use short-term and long-term borrowings from various sources including the FRB discount window, FHLB, and trust preferred securities. We manage the level of our borrowings to optimize our earning asset mix while maintaining sufficient liquidity to meet the daily needs of our customers. Borrowings with the FHLB declined during the three months ended March 31, 2016 due to a lower reserve requirement.

Capitalization
Total shareholders’ equity increased $3.0 million or 1.0% to $293.6 million at March 31, 2016, from $290.6 million at December 31, 2015. The Company and the Bank are subject to regulatory capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. As of March 31, 2016, our consolidated regulatory capital ratios were Common Equity Tier 1 Capital Ratio of 14.65%, Tier 1 Risk-Based Capital Ratio of 15.11%, Total Risk-Based Capital Ratio of 16.35%, and Tier 1 Leverage Ratio of 13.05%. As of March 31, 2016, the Company exceeded the regulatory capital minimums, and BOHR was considered “well capitalized” under the risk-based capital standards. The Bank's Common Equity Tier 1 Capital Ratio, Tier 1 Risk-Based Capital Ratio, Total Risk-Based Capital Ratio, and Tier 1 Leverage Ratio were as follows: 14.72%, 14.72%, 15.96%, and 12.69%, respectively.

Xenith Merger
On February 10, 2016, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Xenith Bankshares, Inc. (“Xenith”), a Virginia corporation, the holding company for Xenith Bank. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Xenith will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger. Under the terms of the agreement, Xenith shareholders will receive 4.4 shares of Company common stock for each share of Xenith common stock. Based on the closing price of the Company’s common stock on February 10, 2016, the transaction was valued at approximately $107.2 million. Upon closing, the Company's shareholders and Xenith shareholders will own approximately 74% and 26%, respectively, of the stock in the combined company. The transaction is subject to shareholder and regulatory approval and is expected to close in the third quarter of 2016.

Caution About Forward-Looking Statements
Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends and strategies. These include statements as to the anticipated benefits of the proposed merger with Xenith Bankshares, Inc., including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, the ability to close the proposed merger on the expected terms and schedule; difficulties and delays in integrating the Company’s and Xenith’s businesses; the ability to realize cost savings and other benefits of the proposed merger; business disruption during the pendency of or following the proposed merger; the inability to realize deferred tax assets within expected time frames or at all; and other factors described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and

Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings made with the SEC.

About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia. The Company’s primary subsidiary is BOHR. BOHR engages in general community and commercial banking business, targeting the needs of individuals and small- to medium-sized businesses in our primary service areas. Currently, BOHR operates 17 full-service offices in the Hampton Roads region of southeastern Virginia, 10 full-service offices throughout Richmond, Virginia and the Northeastern and Research Triangle regions of North Carolina that do business as Gateway Bank and 7 full-service offices on the Eastern Shore of Virginia and in Maryland and 3 loan production offices in Maryland and Delaware that do business as Shore Bank. Through various divisions, BOHR also offers mortgage banking and marine financing. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands)	March 31,	December 31,
(unaudited)	2016	2015
Assets:
Cash and due from banks	$17,356	$17,031
Interest-bearing deposits in other banks	721	691
Overnight funds sold and due from Federal Reserve Bank	43,855	46,024
Investment securities available for sale, at fair value	199,116	198,174
Restricted equity securities, at cost	12,007	9,830

Loans held for sale	51,306	56,486

Loans	1,520,844	1,541,502
Allowance for loan losses	(21,228)	(23,184)
Net loans	1,499,616	1,518,318
Premises and equipment, net	50,885	52,245
Interest receivable	4,305	4,116
Other real estate owned and repossessed assets,
net of valuation allowance	8,661	12,409
Net deferred tax assets, net of valuation allowance	90,723	92,142
Bank-owned life insurance	51,044	50,695
Other assets	10,778	7,779
Totals assets	$2,040,373	$2,065,940
Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing demand	$291,770	$298,351
Interest-bearing:
Demand	696,751	693,413
Savings	63,971	61,023
Time deposits:
Less than $100	337,804	343,031
$100 or more	293,962	309,327
Total deposits	1,684,258	1,705,145
Federal Home Loan Bank borrowings	11,000	25,000
Other borrowings	29,811	29,689
Interest payable	481	463
Other liabilities	21,204	15,022
Total liabilities	1,746,754	1,775,319
Shareholders' equity:
Common stock	1,713	1,711
Capital surplus	590,790	590,417
Accumulated deficit	(301,198)	(302,580)
Accumulated other comprehensive income, net of tax	1,768	560
Total shareholders' equity before non-controlling interest	293,073	290,108
Non-controlling interest	546	513
Total shareholders' equity	293,619	290,621
Total liabilities and shareholders' equity	$2,040,373	$2,065,940

Non-performing Assets at Period-End:
Loans 90 days past due and still accruing interest	$—	$—
Nonaccrual loans, including nonaccrual impaired loans	34,253	35,512
Other real estate owned and repossessed assets	8,661	12,409
Total non-performing assets	$42,914	$47,921

Composition of Loan Portfolio at Period-End:
Commercial and Industrial	$224,011	$233,319
Construction	139,593	141,208
Real estate - commercial mortgage	642,345	655,895
Real estate - residential mortgage	345,632	349,758
Installment	169,643	161,918
Deferred loan fees and related costs	(380)	(596)
Total loans	$1,520,844	$1,541,502

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31,	March 31,
	2016	2015
Interest Income:
Loans, including fees	$16,732	$16,159
Investment securities	1,350	1,742
Overnight funds sold and due from FRB	44	59
Total interest income	18,126	17,960
Interest Expense:
Deposits:
Demand	839	674
Savings	16	10
Time deposits:
Less than $100	953	909
$100 or more	911	934
Interest on deposits	2,719	2,527
Federal Home Loan Bank borrowings	18	324
Other borrowings	473	418
Total interest expense	3,210	3,269
Net interest income	14,916	14,691
Provision for loan losses	—	600
Net interest income after provision for loan losses	14,916	14,091
Noninterest Income:
Mortgage banking revenue	4,439	4,223
Service charges on deposit accounts	1,139	1,142
Income from bank-owned life insurance	349	349
Gain on sale of investment securities available for sale	—	112
Visa check card income	641	641
Other	384	858
Total noninterest income	6,952	7,325
Noninterest Expense:
Salaries and employee benefits	10,781	10,667
Professional and consultant fees	634	808
Occupancy	1,623	1,629
FDIC insurance	414	624
Data processing	1,308	1,431
Problem loan and repossessed asset costs	101	120
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	(177)	858
Impairments and gains and losses on sale of premises and equipment, net	—	14
Equipment	305	350
Directors' and regional board fees	246	302
Advertising and marketing	270	260
Merger-related expenses	1,568	—
Other	2,458	2,444
Total noninterest expense	19,531	19,507
Income before provision for income taxes	2,337	1,909
Provision for income taxes - current	15	40
Provision for income taxes - deferred	734	—
Net income	1,588	1,869
Net income attributable to non-controlling interest	206	534
Net income attributable to Hampton Roads Bankshares, Inc.	$1,382	$1,335

Per Share:
Basic and diluted income per share	$0.01	$0.01
Basic weighted average shares outstanding	171,915,889	170,948,437
Effect of dilutive shares and warrant	819,840	1,263,347
Diluted weighted average shares outstanding	172,735,729	172,211,784

Hampton Roads Bankshares, Inc.
Financial Highlights
(in thousands, except share and per share data)	Three Months Ended
(unaudited)	March 31,	March 31,
Daily Averages:	2016	2015
Total assets	$2,034,948	$2,034,447
Gross loans (excludes loans held for sale)	1,520,058	1,489,010
Investment and restricted equity securities	209,932	267,303
Total deposits	1,681,744	1,629,309
Total borrowings	41,473	181,831
Shareholders' equity *	294,239	200,290
Interest-earning assets	1,820,574	1,898,475
Interest-bearing liabilities	1,435,378	1,543,732

Financial Ratios:
Return on average assets	0.27%	0.26%
Return on average equity *	1.89%	2.70%
Net interest margin	3.30%	3.14%
Efficiency ratio	89.31%	89.06%

Allowance for Loan Losses:
Beginning balance	$23,184	$27,050
Provision for losses	—	600
Charge-offs	(2,765)	(450)
Recoveries	809	977
Ending balance	$21,228	$28,177

Asset Quality Ratios:
Annualized net charge-offs to average loans	0.50%	-0.14%
Non-performing loans to total loans	2.25%	1.49%
Non-performing assets ratio	2.71%	2.54%
Allowance for loan losses to total loans	1.40%	1.84%

* Equity amounts exclude non-controlling interest